Exhibit 10.69

SEATTLE GENETICS, INC.
Senior Executive Annual Bonus Plan
This Senior Executive Annual Bonus Plan (the “Plan”) is intended to enhance stockholder value by promoting a connection between the performance of Seattle Genetics, Inc. (the “Company”) and the compensation of senior executives of the Company and to promote retention of participating senior executives.
1.Executives of the Company at the Vice President level and above (“Participants”) are eligible to receive annual bonuses for each calendar year (each, a “Plan Year”) according to this Plan. The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee shall have all powers and discretion necessary to administer the Plan including any adjustments, amendments and modifications to the Plan or its application to all or any participants and to control its operation and may delegate responsibilities to Company officers as it deems appropriate. Participants are eligible to receive bonuses for each Plan Year based on their individual performance and the Company’s performance during such Plan Year. A Participant who does not demonstrate satisfactory individual performance (50% or higher) during any Plan Year, however, will not be eligible for any portion of his or her bonus for such Plan Year, including the portion based on Company performance.
2.    For each Plan Year, Company performance shall be determined by the Committee based on the Company’s ability to meet or exceed Company goals for such Plan Year, as set forth by the Board of Directors of the Company or the Committee, which may include such factors as: sales or commercial goals; research, development and clinical activities, milestones and go/no go decisions; hiring, retention, development of plans and other operational goals; strategic alliances and acquisitions; acquisitions and licensing or partnering transactions; international expansion goals, government affairs and public policy goals; manufacturing and supply goals; quality goals; regulatory goals; expense and cost reduction goals; debt reduction; improvement in or attainment of working capital levels; financings; implementation or completion of projects or processes; and financial metrics, including stock price performance, profitability, cash flow or net income. For clarification, the Committee may determine in its sole discretion that the Company did not satisfactorily complete enough goals for the applicable Plan Year and in that case, the Committee may determine that no bonus shall be paid to Participants for such Plan Year. For each Plan Year, individual performance of the Participants who are senior executives on the Executive Committee and, if applicable, any other employee who is an “officer” within the meaning of Rule 16a-1(f) under the Exchange Act (each, an “Executive Officer”), shall be determined by the Committee upon review and recommendation to the Committee by the Head of Human Resources and the Chief Executive Officer, except for the individual performance of the Chief Executive Officer, which shall be determined by the Committee. For each Plan Year, individual performance of Participants who are not Executive Officers (“Other Officers”) will be reviewed and determined by the CEO. In all cases, awards shall be based on the individual Participant’s satisfactory completion of individual performance goals established for the applicable Plan Year (if and to the extent applicable) and/or the individual Participant’s contribution to the Company’s success in achieving the Company goals for such Plan Year.
3.    To be eligible for a bonus for any Plan Year, a Participant must be on the Company’s payroll prior to November 1 of such Plan Year and must be employed by the Company as of the date of payment of the bonus. A Participant hired after commencement of any Plan Year shall be eligible for a pro-rated bonus for such Plan Year. A Participant who, during any Plan Year, is promoted into a position with a higher bonus target will have a pro-rated bonus based on his or her time in each position during such Plan Year and the applicable individual performance targets for such positions for such Plan Year, but calculated based on the Participant’s annual base pay as of the last day of such Plan Year.
4.    A Participant who has taken an approved leave of absence pursuant to the Company’s policies of longer than 90 calendar days during any Plan Year shall receive a pro-rated bonus for such Plan Year, calculated by excluding the number of days that exceed 90 calendar days during such Plan Year that he or she was on an approved

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leave of absence. For example, a person on an approved leave of absence for 100 days is eligible for a pro-rated bonus by subtracting 10 days from the bonus calculation.
5.    A Participant who is on an approved leave of absence on the date the bonus payment for any Plan Year is made will be eligible to receive a bonus for such Plan Year on the bonus payment date, provided that such bonus will be pro-rated as calculated above if he or she was on an approved leave of absence for longer than 90 calendar days during such Plan Year.
6.    The amount of a Participant’s bonus for each Plan Year is based on a target percentage of such Participant’s annual base pay as of the last day of such Plan Year. This target percentage shall be determined by the Committee in the case of Executive Officers or the CEO in the case of a Participant who is an Other Officer at the beginning of each Plan Year. The target percentage for such Plan Year shall then be adjusted based on the Company’s performance and the individual Participant’s performance over the course of such Plan Year to arrive at a final performance percentage for such Plan Year. For all Participants who are Other Officers, the final performance percentage for each Plan Year shall be based 50% on the Company’s performance and 50% on each Participant’s individual performance. For those Participants that are Executive Officers, other than the Chief Executive Officer and the Chief Operating Officer, the final performance percentage for each Plan Year shall be based 60% on the Company’s performance and 40% on each Participant’s performance. The Chief Operating Officer’s final performance percentage for each Plan Year shall be based 80% on the Company’s performance and 20% on the Participant’s performance and the Chief Executive Officer’s final performance percentage for each Plan Year shall be determined by the Committee in its sole discretion. For any Plan Year, the Company performance percentage and/or the individual performance percentage may exceed 100% in the event the Company or the individual Participant exceeds expected goals, provided that neither percentage may exceed 200%. For example, for an applicable Plan Year, assuming the Company has met 100% of its goals, a Participant who is an Other Officer, who has met 200% of his or her individuals goals, has a target percentage of 25% and has a base pay rate of $100,000 will receive a bonus of $37,500 for such Plan Year [(100% x 50% x $100,000 x 25%) + (200% x 50% x $100,000 x 25%) = $37,500]. Notwithstanding the foregoing, if a Participant’s individual performance percentage is less than 100%, then regardless of the actual Company performance percentage, in calculating such Participant’s final bonus payout, the Company performance percentage shall be capped at the Participant’s individual performance percentage. A Participant’s bonus for any Plan Year may be paid in cash or stock or a combination of both at the discretion of the Committee. All determinations and decisions made by the Committee or the CEO as applicable shall be final, conclusive and binding on all persons and shall be given the maximum deference permitted by law.
7.    This Plan is effective as of January 1, 2017 and was amended on February 4, 2019. Bonus payments for each Plan Year will be made by March 15th following the end of such Plan Year.
8.    The Company shall provide a copy of this Plan to each Participant upon request and communicate to each Participant his or her target percentage for each Plan Year as determined by the Committee or the CEO, as applicable, at the beginning of such Plan Year.
9.    This Plan supersedes all prior bonus plans or any written or verbal representations regarding the subject matter of this Plan and is the entire understanding between the Company and the Participant regarding the subject matter of this Plan. Participation in this Plan for any Plan Year will not convey any entitlement to participate in this Plan for any future Plan Year or in any future plans or to the same or similar future bonus payments. The Committee may at any time amend, suspend, or terminate this Plan, including amendment of the target percentages for each Participant and amendment so as to ensure that no amount paid or to be paid hereunder shall be subject to the provisions of Section 409(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”). For the avoidance of doubt, it is intended that the Plan satisfy the exemption from the application of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder and any state law of similar effect provided under

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Section 1.409A-1(b)(4) of the Treasury Regulations, and the Plan shall be administered and interpreted to the greatest extent possible in compliance therewith.
10.    The Company shall withhold all applicable taxes from any bonus payment, including any federal, state and local taxes.
11.    Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. Nothing in these guidelines should be construed as an employment agreement or an entitlement to any Participant for any incentive payment hereunder.
12.    This Plan and all awards shall be construed in accordance with and governed by the laws of the State of Washington, without regard to its conflict of law provisions.
13.    Payments under this Plan shall be unsecured, unfunded obligations of the Company. To the extent a Participant has any rights under this Plan, the Participant’s rights shall be those of a general unsecured creditor of the Company.

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